THIS CONVERTIBLE SUBORDINATED NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS CONVERTIBLE SUBORDINATED NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT. IN ADDITION, THIS CONVERTIBLE NOTE IS NOT TRANSFERABLE OR ASSIGNABLE EXCEPT AS SPECIFIED IN THE CONVERTIBLE NOTE PURCHASE AGREEMENT REFERRED TO HEREIN.

                              NET PERCEPTIONS, INC.

               2% CONVERTIBLE SUBORDINATED NOTE DUE APRIL 21, 2014

Edina, Minnesota                                      Issue Date: April 21, 2004


         FOR VALUE RECEIVED, the undersigned, NET PERCEPTIONS, INC. (the "Company"), a Delaware corporation, hereby promises to pay to OLDEN ACQUISITION LLC, a Delaware limited liability company, or registered permitted assigns (the "Holder"), the principal sum of Two Million Five-Hundred And Thirty-Two Thousand Seven Hundred And Thirty-Five Dollars ($2,532,735) (the "Principal Sum") on April 21, 2014 (the "Maturity Date," which term includes any accelerated due date as hereinafter provided), with interest (computed on the basis of a 360-day year of twelve 30-day months and compounded semi-annually) on the unpaid balance of the Principal Sum from Issue Date at the interest rate of 2% per annum, accruing semi-annually on the last day of June and December in each year, commencing on June 30, 2004, which interest shall be payable, together with the Principal Sum, in full on the Maturity Date, whether at the stated maturity as aforesaid or by acceleration or otherwise. Notwithstanding the foregoing, accrued but unpaid interest with respect to any portion of the Principal Sum which is converted into Common Stock as provided in Section 4 hereof shall not be paid and shall be cancelled as provided in such Section. In addition, the Principal Sum shall be automatically reduced (x) by the amount of any indemnification payment(s) made by the Company in respect of indemnification Claims (as defined in Section 7.2(a) of the Purchase Agreement (as defined below)) pursuant to Section 7.2(a) of the Purchase Agreement and/or (y) by the aggregate amount for which the Purchaser is determined to be liable under
Section 7.2(b) and Section 7.3 of the Purchase Agreement for any indemnification Claims made by the Company pursuant to Section 7.2(b) of the Purchase AGREEMENT.

         1. Payments. Payments of principal and interest shall be made in lawful money of the United States of America at the principal office of the Company in Edina, Minnesota, or at such other place as the Company shall have designated for such purpose to the Holder in writing and may be paid by check mailed, or wire transfer as provided in the Purchase Agreement referred to below, to the registered address designated by the Holder for such purpose.

         2. Purchase Agreement. This Note is issued pursuant to a certain Note Purchase Agreement (hereinafter called the "Purchase Agreement") dated as of the Issue Date between the Company and the Holder. This Note is subject to the provisions of, and the Holder is entitled to the benefits of, the Purchase Agreement. The term "Note" as used herein refers only to the notes issued pursuant to the Purchase Agreement, including any note(s) issued upon conversion of less than all the Principal Sum of this Note, note(s) issued in substitution for this Note as provided in Section 1.1(c) of the Purchase Agreement and note(s) issued to any lawful successor or permitted assignee of the Holder in accordance with the Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have their respective meanings as set forth in the Purchase Agreement.

         3. Transfer. This Note is transferable only as provided in Section 1.2 of the Purchase Agreement. Notwithstanding the foregoing, however, this Note is registered with the Company as to both principal and interest, and any permitted transfer of this Note may be effected only by surrender of this Note and either reissuance by the Company of this Note or by issuance by the Company of a new Note. The Company shall maintain a register for the registration and transfer of this Note (the "Schedule"), containing the name and address of any holder(s) of this Note.

         4. Conversion.

         (a) General. (i) On or after April 21, 2005, and prior to the Maturity Date or, if sooner, the Call Date (as hereinafter defined), the Holder shall have the right, at the option of the Holder, subject to the terms and provisions of this Section 4, to convert all or any lesser portion of the Principal Sum of the Note held by such Holder into the number of fully paid and nonassessable shares of Common Stock as shall be equal to the aggregate Principal Sum of Notes then being converted divided by the Conversion Price then in effect; provided, however, that such right of conversion shall be exercisable by Holder at any time on or after the date hereof if (i) there has been any call of the Notes by the Company in accordance with Section 5 hereof, (ii) any person or entity commences a tender offer within the meaning of Rule 14d-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, for percent (20%) or more of the Company's outstanding voting securities, which is not recommended by the Company's Board of Directors or otherwise acquires twenty percent (20%) or more of the outstanding Common Stock, (iii) if, in connection with a meeting of stockholders, a proposal to be voted upon by the Company's stockholders has been made in compliance with law or the Company's bylaws but has not been approved by the Company's board of directors, or (iv) a person has been nominated for election to the Company's board of directors in compliance with law or the Company's bylaws and such nomination has not been approved by the Company's board of directors. Such right of conversion shall be exercised by the Holder's delivery of the Notes to the Company at the office of the Company together with a notice signed by the Holder setting forth the amount of the Principal Sum to be converted; provided, however, that the Holder shall exercise its rights with respect to partial conversions as herein described in multiples of Five Thousand and 00/100 ($5,000.00) Dollars of the Principal Sum of Notes; provided, further, that the Company shall not be required to issue any fractional shares in connection with any conversion pursuant to this Note. If the Holder elects to convert less than the entire aggregate Principal Sum outstanding of the Note, the Company shall, or shall direct its transfer agent to, issue to the Holder certificates for the shares of Common Stock for which such Note is being converted, in such denominations as are requested for delivery to the Holder, and the Company shall, or shall direct its transfer agent to, thereupon deliver such certificates to or in accordance with the instructions of the Holder, and the Company shall issue to the Holder a new Note, duly executed by the Company, in form and substance identical to the Note surrendered by the Holder, for the balance of the aggregate Principal Sum of Note that has not been so converted.

         (ii) As of the date hereof, the Conversion Price is $0.45 per share of Common Stock, which is the price determined by multiplying the average closing selling price per share of Common Stock for the twenty (20) consecutive trading days ending on the fifth trading day prior to the Issue Date by 1.1. The Conversion Price shall be adjusted hereafter in accordance with the provisions of paragraph (d) below.

         (b) Delivery of Stock Certificates; Time Conversion Effective; No Adjustment for Interest or Dividends. (i) As promptly as practicable after the surrender (as herein provided) of a Note for conversion, the Company shall deliver or cause to be delivered to or upon the written order of the holder of the Note so surrendered, certificates representing the number of fully paid and nonassessable shares of Common Stock into which the Note has been converted. Subject to the further provisions of this paragraph (b), such conversion shall be deemed to have been made at the close of business on the date that such Note shall have been surrendered for conversion at the office of the Company as provided in paragraph 4(a) (the "Conversion Date"), so that the rights of the Holder as a holder of this Note, to the extent of the amount of the Principal Sum so converted, shall cease at such time, and the person or persons entitled to receive any of the shares of Common Stock upon conversion of the Notes shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; provided, however, that no such surrender on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the person or persons entitled to receive shares of Common Stock upon such conversion as the record holder or holders of such shares of Common Stock on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open or the Company is required to convert Notes. The Company will, at the time of such conversion, upon request of the Holder, acknowledge in writing its continuing obligation to the Holder in respect of any rights (including, without limitation, any right of registration of the shares of Common Stock issued upon such conversion) to which such Holder shall continue to be entitled under this Note and/or the Purchase Agreement after such conversion, provided, that the failure of the Holder to make any such requests or the failure or refusal of the Company to so acknowledge shall not affect the continuing obligation of the Company to such Holder in respect of such rights.

         (ii) If the day for the exercise of the conversion right shall not be a business day, then such conversion right will automatically be deemed to be effective on the next succeeding day which is a business day.

         (iii) No adjustment or payment in respect of interest or cash dividends shall be made upon conversion of any Note. All unpaid interest on any Note, to the extent such Note is converted, which has accrued to and including the date upon which such conversion is deemed to have been effected in accordance with this Section 4.2, shall automatically be cancelled.

         (iv) Each of the certificates representing shares of Common Stock issued upon conversion of a Note shall be subject to stop transfer instructions against the transfer of legended certificates representing such shares and shall bear a legend substantially as follows:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred or otherwise disposed of unless they have been registered under such Act or pursuant to an exemption from registration under such Act."

         (c) Notice to Holders of Election. Upon the Company's receipt of an election to convert from a Holder pursuant hereto, the Company shall, as soon as practicable, notify the other Holders, if any, of the other outstanding Notes of such election.

         (d) Adjustment of Conversion Price. The Conversion Price as of the Issue Date shall be subject to adjustment as follows:

         (i) In case the Company, after the Issue Date, shall (A) pay a stock dividend or make a distribution in shares of its capital stock (whether shares of its Common Stock or of capital stock of any other class), (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of a Note thereafter surrendered for conversion shall be entitled to receive an equivalent number of shares of capital stock of the Company which he would have owned immediately following such action had such Note been converted immediately prior thereto. Any adjustment made pursuant to this subsection (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

         (ii) In case the Company, after the Issue Date, shall distribute to all holders of its outstanding Common Stock any shares of capital stock (other than Common Stock), evidences of its indebtedness or assets (including securities and cash, but excluding any cash dividend paid out of current or retained earnings of the Company and dividends or distributions payable in stock for which adjustment is made pursuant to subparagraph (d)(i)) or warrants, options or rights to subscribe for or purchase securities of the Company, then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction of which the numerator shall be the Conversion Price then in effect less the fair market value on such record date (as determined in good faith by the Board of Directors of the Company, with the concurrence of a majority of Independent Directors, which determination shall be conclusive) of the portion of the capital stock or the evidences of indebtedness or the assets so distributed to the holder of one share of Common Stock or of such warrants, options or subscription rights applicable to one share of Common Stock and of which the denominator shall be the Conversion Price then in effect. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution. If at the end of the period during which warrants, options or rights described in this subparagraph (d)(ii) are exercisable not all such warrants, options or rights shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been based on the number of warrants, options or rights actually exercised. Notwithstanding anything in this subparagraph(d)(ii) to the contrary, with respect to any warrants, options or rights covered by this subparagraph(d)(ii), if such warrants, options or rights are only exercisable upon the occurrence of certain triggering events, then for purposes of this subparagraph (d)(ii), such warrants, options or rights shall not be deemed issued or distributed, and any adjustment to the Conversion Price required by this subparagraph (d)(ii) shall not be made until such triggering events occur and such warrants, options or rights become exercisable.

         (iii) In case the Company, after the Issue Date, shall issue shares of its Common Stock pursuant to the exercise of those rights (including conversion rights), warrants, options, shares of capital stock convertible into Common Stock or evidences of its indebtedness convertible into Common Stock, any of which were outstanding immediately prior to the Issue Date ("Convertible Securities") at a price per share less than the Conversion Price in effect on the date the Company issues such Common Stock, the Conversion Price shall be reduced immediately thereafter so that it shall equal the price determined by multiplying such Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration, if any, received by the Company upon such issuance would purchase at the Conversion Price then in effect, and the denominator shall be the number of shares of Common Stock that would be outstanding immediately after the issuance of such additional shares. Such adjustments shall be made successively whenever such an issuance is made.

         (iv) In any case in which this Section 4 shall require that an adjustment be made immediately following a record date or an effective date, the Company may elect to defer (but only until five (5) business days following the mailing by the Company to the Holders of Notes of the certificate required by subparagraph (d)(vi)) issuing to the holder of any Note converted after such record date or effective date the shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment, and paying to such holder any amount of cash in lieu of a fractional share.

         (v) No adjustment in the Conversion Price shall be required to be made unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided, however, that any adjustments which by reason of this subparagraph (d)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made and rounded to the nearest whole cent or share, as applicable.

         (vi) Whenever the Conversion Price is adjusted as provided in Section 4(d) herein, the Company will promptly mail to the Holders of the Notes, a certificate of the Company's Treasurer or Chief Financial Officer setting forth the Conversion Price as so adjusted and a brief statement of facts accounting for such adjustment.

         (vii) Irrespective of any adjustment in the Conversion Price and the number of shares of Common Stock into which the Notes are convertible as a result of such adjustment, the Notes theretofore and thereafter issued may continue to express the Conversion Price per share of Common Stock and the number of shares of Common Stock into which the Notes are convertible as the Conversion Price per share of Common Stock and the number of shares of Common Stock into which the Notes are convertible as expressed upon the Notes when initially issued.

         (e) Company's Consolidation or Merger. If the Company shall at any time consolidate or merge with or into another corporation, the Holder of a Note shall thereafter be entitled to receive, upon the conversion thereof, the securities or property to which a holder of the number of shares of Common Stock then deliverable upon the conversion thereof would have been entitled upon such consolidation or merger, and the Company shall take such steps in connection with such consolidation or merger as may be reasonably necessary to assure the Holder that the provisions of this Note, the Purchase Agreement and the Registration Rights Agreement shall thereafter be applicable, as nearly as reasonably may be in relation to any securities or property thereafter deliverable upon the conversion of the Note including, but not limited to, obtaining a written acknowledgment from the continuing corporation or other appropriate corporation of its obligation to supply such securities or property upon such conversion.

         (f) Reserve of Sufficient Shares. The Company will reserve and keep available a sufficient number of shares of its Common Stock to satisfy the conversion requirements of all outstanding Notes. The Company will take all such action as may be necessary such that all shares of Common Stock issued upon conversion of the Notes will be duly and validly authorized and issued and fully paid and nonassessable.

         (g) Taxes on Conversion. The issuance of certificates for shares of Common Stock upon the conversion of Notes shall be made without charge to the holders of Notes converting such Notes for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holders of the Notes converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the named holder of the Note, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         (h) Cancellation of Converted Notes. All Notes which have been converted shall be cancelled by the Company to the extent of the Principal Sum converted, and no Notes shall be issued in lieu thereof.

         (i) Notice to Holders of Notes. In case at any time:

         (i) the Company shall take any action which would require an adjustment in the Conversion Price pursuant to paragraph (d); or

         (ii) there shall be any capital reorganization or reclassification of the Common Stock (other than a change in par value or from par value to no par value or from no par value to par value of the Common Stock), whether or not such reorganization or reclassification results in an adjustment in the Conversion Price, or any consolidation or merger to which the Company and its Subsidiaries is a party and for which approval of any stockholders of the Company is required; or

         (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company shall give written notice to the Holders of the Notes, not less than fifteen (15) days before any record date for, or the expected effectiveness of, such action, reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the current Conversion Price and the kind and amount of the shares of Common Stock or other securities or property deliverable upon conversion of the Notes. Such notice shall, if applicable, also specify the date as of which the holders of the Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such action, reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation or winding up, as the case may be (on which date, in the event of voluntary or involuntary dissolution, liquidation or winding up of the Company, the right to convert the Notes into shares of Common Stock shall terminate). Without limiting the obligation of the Company to provide notice to the Holders of Notes or shares of Common Stock of corporate action hereunder, it is agreed that failure of the Company to give such notice shall not invalidate such corporate action of the Company.

         5. Call Of Notes By The Company. (a) The Company shall not, directly or indirectly, call for redemption, redeem, prepay, repurchase, or otherwise acquire (any such event referred to herein as a "call") any Notes or any portion thereof except as set forth in this Section 5.


         (b) Optional Conversion or Redemption Upon Call by the Company.

         (i) Company Election. The Company may, at its option, call the Notes, either in whole or in part on a pro-rata basis, at a price equal to the outstanding Principal Sum of, plus accrued but unpaid interest on, the Notes as of the date immediately prior to the date of payment of such Principal Sum plus interest pursuant to such call (the "Call Price"), only if:

                  (A) the closing price of the Company's Common Stock on a national securities exchange, the NASDAQ National Market, the Nasdaq SmallCap Market or the OTC Bulletin Board shall be equal to or in excess of 150% of the Conversion Price, for at least twenty (20) consecutive trading days prior to the Call Notice Date (as hereinafter defined); and

                  (B) for a period of at least thirty (30) days following the Call Notice Date, the Holders of the Notes shall be entitled to exercise their conversion rights under
                           Section 4 hereof.

         (ii) Holder Option. In the event of a call by the Company pursuant to this Section 5, the Holders, at their option, may for a period of thirty (30) days following the Call Notice Date require the Company to convert their Notes into fully paid and nonassessable shares of the Company's Common Stock at the Conversion Price (the "Holder's Option").

         (iii) Notice of Call. The right of the Company to call any Notes pursuant to this Section 5 shall be conditioned upon the Company's giving notice of such call (the "Call Notice", and the date the Call Notice is given being referred to as the "Call Notice Date"), by personal delivery, overnight courier, certified mail or by facsimile, signed by an authorized officer, to the Holders of Notes, not less than thirty (30) days prior to the date upon which the call is to be effective (the "Call Effective Date"). The Call Notice shall be irrevocable and shall specify (A) the Call Price and (B) the Call Effective Date, which may not be less than 30 days after the Call Notice Date. Within thirty (30) days after the Call Notice Date, each Holder severally shall notify the Company, by personal delivery, overnight courier, certified mail or by facsimile, signed by the Holder, whether such Holder wishes such Holder's Notes to be converted pursuant to paragraph 5(b)(ii) hereof or redeemed in accordance with this Section 5. If a Holder fails to respond in the manner provided herein to the Call Notice on or before the Call Effective Date, the Holder's right to require conversion of such Holder's Note, to the extent such Note has been called in accordance with this Section 5, shall become void and of no further effect, and the Company shall redeem such Holder's Notes at the Call Price as provided in Section 5(b)(i).

         (c) Partial Call. In the event of a partial call by the Company pursuant to this Section 5, the aggregate Call Price shall be allocated among the Notes as to which the Call Price is being paid as provided herein, in proportion, as nearly as practicable, to the respective Call Prices for such Notes.

         (d) Surrender of Notes Upon Call. In the event that any Notes shall be surrendered to the Company upon conversion as provided in this Section 5, interest shall cease to accrue upon such Notes so surrendered and any previously accrued and unpaid interest shall be cancelled upon such surrender and conversion as provided in Section 4(b)(iii).

         6. Subordination.

         (a) Agreement to Be Bound. The Company covenants and agrees, and each Holder of Notes, by the Holder's acceptance hereof, likewise covenants and agrees, that the Notes shall be issued subject to the provisions contained in this Section 6; and each person holding any Notes, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions for the benefit of any holder of any Senior Indebtedness.

         (b) Subordination. All Notes shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined herein). Except as set forth in the first sentence of Section 6(i) hereof, the Notes shall be pari passu in right of payment to the Company's trade creditors and general unsecured creditors.

         (c) Priority of Senior Indebtedness. (i) No payment on account of the Principal Sum or interest on the Notes shall be made, nor shall any assets be applied to the purchase or other acquisition or retirement of the Notes, if, at the time of such payment or application or immediately after giving effect thereto, there shall exist a default in the payment of any amount due on any Senior Indebtedness. Within ten (10) business days after becoming aware of any such default referred to in this paragraph 6(c), the Company shall provide written notice thereof to each holder of the Notes.

         (ii) If there shall have occurred an event of default (other than a default in the payment of any amount due) with respect to any issue of Senior Indebtedness, or in the instrument under which the same has been issued, permitting the holders thereof, whether or not after notice or lapse of time, or both, to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no payment on account of principal or interest on the Notes shall be made, nor shall any assets be applied to the redemption or other acquisition or retirement of the Notes until the earliest to occur of (A) the date on which the Senior Indebtedness to which such event of default relates is discharged in accordance with its terms, or (B) the date such event of default is waived by the holders of such Senior Indebtedness or otherwise cured. Within ten (10) business days after becoming aware of any event of default referred to in this paragraph 6(c)(ii), the Company shall provide written notice thereof to each holder of the Notes.

         (iii) Upon (A) the occurrence and during the continuance of any Event of Default under this Note, or (B) the occurrence of an event described in paragraphs (6(c)(i) or (ii) which gives rise to the non-payment of principal or interest due on the Notes, and notwithstanding any other provision contained herein or in the Notes to the contrary, each Holder hereby agrees, for the benefit of the holders of Senior Indebtedness, not to ask for, demand, sue for, take or receive, including by way of set off, any amount owing under the Notes or exercise any remedy (whether pursuant hereto, including, without limitation, acceleration of the Notes, at law, in equity or otherwise) with respect thereto
(1) in the case of clause (A), until the earliest of (x) 60 days after the occurrence of such Event of Default or (y) any voluntary or involuntary petition in bankruptcy filed by or against the Company that has not been dismissed and
(2) if clause (B) is applicable (even if and whether or not clause (A) is applicable), until the earliest to occur of (x) the date on which the Senior Indebtedness to which such event of default related is discharged in accordance with its terms or (y) such event of default is waived by the holders of such Senior Indebtedness or otherwise cured. Within ten (10) business days after becoming aware of any Event of Default under this Note, the Company shall provide written notice thereof to the holders of Senior Indebtedness in the manner and at the addresses specified in the documents and/or agreements evidencing the applicable Senior Indebtedness.

         (d) Acceleration of Notes; Insolvency. Upon (i) any acceleration of the principal amount due on the Notes or Senior Indebtedness or (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full, or payment thereof duly provided for, to the full satisfaction of the holders of Senior Indebtedness before the holders of the Notes shall be entitled to receive or retain any assets so paid or distributed in respect thereof; and upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holders of the Notes would be entitled, except for these provisions, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holders of the Notes if received by them or it, as the case may be, directly to the holders of Senior Indebtedness, to the extent necessary to pay all such Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness before any payment or distribution is made to the holders of the Notes, except that the holders of Senior Indebtedness of the type described in clause (i) of the definition of Senior Indebtedness shall be entitled to receive payment in full of such Senior Indebtedness (or provisions satisfactory to the holders of such Senior Indebtedness shall be made for such payment) before the holders of other types of Senior Indebtedness shall be entitled to receive payment on such other Senior Indebtedness. Nothing contained in this Section 5(d) or any other provision of this Note shall be construed to limit Holder's right to convert the Note in full in accordance with Sections 4(a) and (b) of this Note, notwithstanding the occurrence and continuance of any Event of Default (as defined below).

         (e) Payments in Trust. In the event that, notwithstanding the provisions of Sections 6(c) and 6(d), any payment or distribution of assets of the Company prohibited by such Sections shall be received by the Holders of the Notes before all Senior Indebtedness is paid in full, or provision made for such payment, to the full satisfaction of the holders of Senior Indebtedness, in accordance with its terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness. All payments applied to Senior Indebtedness pursuant to this paragraph shall be allocated among the holders of Senior Indebtedness in accordance with the provisions of
Section 6(d).

         (f) Subrogation, Etc. Upon payment in full of all Senior Indebtedness, the Holders of Notes shall be subrogated to the rights of the holders of Senior Indebtedness, pro rata in proportion to the respective amounts then owing to the Holders of Notes; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the holders of Notes would be entitled except for the provisions of this Section 6, and no payment over pursuant to such provisions to the holders of Senior Indebtedness, shall, as between the Company and its creditors (other than the Holders of Notes and the holders of the Senior Indebtedness), be deemed to be a payment by the Company to or on account of Senior Indebtedness, it being understood that the provisions of this Section 6 are and are intended solely for the purpose of defining the relative rights of the holders of Notes on the one hand and the holders of Senior Indebtedness on the other hand. Any holder of Senior Indebtedness may amend, modify and otherwise deal with Senior Indebtedness without any notice to or approval of any holder of indebtedness ranking junior to Senior Indebtedness (including, without limitation, the Holders of any Notes).

         (g) Enforcement. The foregoing subordination provisions shall be for the benefit of the holders of Senior Indebtedness and may be enforced directly by such holders against the Holders of the Notes. Each Holder of Notes by its acceptance thereof shall be deemed to acknowledge and agree that the subordination provisions of this Section 6 are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and each holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

         (h) Certificate of receiver, et al. Upon any payment or distribution of assets of the Company, the Holders of the Notes shall be entitled to rely upon a certificate of the receiver, trustee in bankruptcy, liquidation trustee, Company, agent or other person making such payment or distribution, delivered to the Holders of the Notes, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertaining thereto or to the provisions of this Section 6.

         (i) Obligations Unimpaired. Nothing contained in this Section 6 or elsewhere in this Note is intended to or shall impair as between the Company and its creditors other than the holders of Senior Indebtedness and the Holders of the Notes, the obligation of the Company, which shall be absolute and unconditional, to pay the holders of the Notes the principal of and interest on the Notes as and when the same shall become due and payable in accordance with the terms thereof, or, except as provided in the second sentence of Section 6(b), affect the relative rights of the Holders of the Notes and other creditors of the Company other than the holders of Senior Indebtedness. Without limitation of the second sentence of Section 6(b), nothing contained in this Section 6 or elsewhere in this Note shall prevent the Company from making payment of the principal of or interest on the Notes at any time except under the conditions described in Section 6(c) or 6(d) or during the pendency of any dissolution, winding up, liquidation or reorganization of the Company.

         (j) Definition of Senior Indebtedness. The term "Senior Indebtedness" shall mean the principal and interest on (i) all indebtedness of the Company and its Subsidiaries for money borrowed from time to time, including that owing to banks or other financial institutions, an agency or agencies of the federal government or other institutions engaged in the business of lending money, (ii) all capital leases of the Company and its Subsidiaries, (iii) obligations of the Company for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, and (iv) any deferrals, renewals and extensions of any indebtedness described in clauses (i) through (iii) above, unless under the express provisions of the instrument creating or evidencing any such indebtedness, or pursuant to which the same is outstanding, such indebtedness is not superior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include indebtedness owed or owing to any Subsidiary or any officer, director or employee of the Company or any Subsidiary.

         7. Events of Default; Acceleration of Maturity Date. If any of the following events (herein called an "Event of Default") shall occur and be continuing:

         (a) If the Company shall default in the payment of any part of the Principal Sum of or interest on any Note when the same shall become due and payable, whether at maturity or by acceleration in accordance with the terms hereof; or

         (b) If the Company shall (1) make an assignment for the benefit of creditors; (2) admit in writing its inability to pay its debts; (3) suffer the appointment of a receiver or trustee for it or substantially all of its assets and, if appointed without its consent, not to be discharged or stayed within sixty (60) days; (4) suffer proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors to be instituted by or against it, and, if contested by it, not to be dismissed or stayed within sixty
(60) days; or (5) fail generally to pay its debts as they become due;

then and in each such event the Holders of twenty-five (25%) percent or more in aggregate principal amount of the Notes then outstanding may at any time (unless all defaults shall theretofore have been remedied) at its or their option, by written notice or notices to the Company, declare all the Notes to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with all interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived; provided, however, that this provision is subject to the condition that if, at any time after the principal of the Notes shall so become due and payable, any arrears of principal and interest on the Notes (with interest at the rate specified in the Notes on any overdue principal and, to the extent legally enforceable, on any interest overdue) shall be paid by or for the account of the Company, then the holder or holders of at least fifty-one percent (51%) in aggregate principal amount of the Notes then outstanding, by written notice or notices to the Company, may waive such Event of Default and its consequences (other than non-payment of any portion of the Principal Sum or interest) and rescind or annul such declaration, but no such waiver shall extend to or affect any subsequent Event of Default or impair any right resulting therefrom; provided, further, that notwithstanding the foregoing, if there shall occur an Event of Default under clause (b) above, then the Notes, together with all interest accrued thereon, shall immediately mature and become due and payable, without the necessity of any action by the Holders or notice to the Company. If any Holder of a Note shall give any notice or take any other action with respect to a claimed default, the Company, forthwith upon receipt of such notice or obtaining knowledge of such other action, will give written notice thereof to all other holders of the Notes then outstanding, describing such notice or other action and the nature of the claimed default. Nothing herein shall preclude any Holder (including any Holder who has elected to accelerate the Maturity Date of the Notes) from electing, in such Holder's discretion, to convert all or any lesser portion of the Principal Sum at any time prior to payment in full thereof.

         8. Absolute Obligation. Subject to Section 6 hereof, no reference herein to the Purchase Agreement and no provision hereof or thereof, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal Sum and interest thereon at the respective times and places set forth herein.

         9. Governing Law. This Note is delivered in and shall be construed and enforced in accordance with and governed by the laws of the State of New York, without giving effect to any conflict of laws rule which would result in the application of any laws other than those of the State of New York.

         10. Successors and Assigns. The Company may treat the person in whose name this Note is registered as the owner and holder of this Note for the purpose of receiving payment of principal and interest on this Note and for all other purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

         11. No Third Party Beneficiary. Nothing expressed or implied in this
Note is intended, or shall be construed, to confer upon or give any person other than the Company and the Holders and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Note.


                            [SIGNATURE PAGE FOLLOWS:]

         IN WITNESS WHEREOF, NET PERCEPTIONS, INC. has caused this Convertible Subordinated Note to be dated, and to be executed on its behalf by its officer thereunto duly authorized.

                                        NET PERCEPTIONS, INC.


                                        By: /s/ Thomas Donnelly
                                            -------------------------------
                                            Name:  Thomas Donnelly
                                            Title: President and CFO